UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material under §240.14a-12

VERINT SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following contains frequently asked questions and answers relating to compensation and benefits provided to employees of Verint Systems Inc. on September 10, 2025.

September 10, 2025

All Employee FAQ – Compensation and Benefits

As a result of Verint® signing a definitive agreement to be acquired by Thoma Bravo, you may have questions about how this acquisition will affect you, in particular as it relates to Compensation and Benefits. Below is a series of questions and answers related to Compensation and Benefits to help address many of the initial questions you may have.

Please note the following:

•	Any contract you have with Verint governing your employment rights and entitlements will be honored in accordance with its terms.

•	All laws applicable to your employment rights and entitlements will be followed.

•	This FAQ is meant to provide information regarding your Compensation and Benefits:

•	Between signing and closing. (Remember, while closing could occur in a few months, it could also take over a year.)

•	In cases where Verint and Thoma Bravo have reached agreement about your Compensation and Benefits beyond closing.

Please direct any further questions to your HR Business Partner (HRBP).

* * * * *

Compensation

Q1: Will there be changes to my cash compensation or my benefits?

•	For the remainder of this fiscal year, your base compensation and annual bonus program (whether you are on a target or discretionary bonus) will remain the same.

•

Thoma Bravo has agreed that, through at least December 31, 2026, employees will continue to earn at least the same annual cash based compensation as they earned historically. As a result, cash based employee compensation will not be negatively impacted by the merger.

•	If closing has not occurred by May 1, 2026, we will undertake our usual compensation process for our general employee population.

Q2: Does this impact my bonus for the rest of the year?

•	Your annual bonus plan for FYE26 will not change.

Q3: Will my years of service with Verint be credited?

•	You will be credited with your seniority service for your PTO accruals, and you will be credited with the period you were employed by Verint for any benefit for which service duration is relevant.

© 2025 Verint Systems Inc. All Rights Reserved Worldwide.

Q4: Can I continue to work hybrid or remotely?

•	If you are currently working in a hybrid or remote capacity, you can expect to continue working in that way at least until December 31, 2026.

•	If there are any changes to our remote work policy in the future, we will communicate them to you well in advance.

Q5: If my position is eliminated, will I receive severance?

•

Yes, if you are eligible for severance and your position is eliminated on or prior to December 31, 2026, you would be entitled to severance in accordance with Verint’s Severance Policy if in the U.S., or Verint’s standard practices outside of the US., if terminated without cause.

•	If there are any changes to our severance policy, we will communicate them to you well in advance.

Equity

Q1: What happens to my equity?

•	At closing, your vested equity awards will be cashed out at the deal price. The cash for these shares will be deposited directly into the brokerage account where you hold the shares.

•

At closing, your unvested equity awards will be converted to unvested cash-settled awards. The amount of this new cash-settled award will be equal to the number of unvested shares you hold multiplied by the deal price of $20.50.

•

These cash-settled awards will continue to vest on the same schedule as your restricted stock units (RSUs) did before closing. On each vesting, you will automatically receive a cash payment via payroll equal to the value of the portion of the cash award vesting on that date.

Q2: What will happen to my unvested equity if I am terminated without cause after closing?

•

The unvested outstanding cash-settled awards you receive at closing will accelerate, if you are terminated without cause (including the elimination of your position), within two years following the closing date.

Q3: What happens to my equity between now and closing? Can I still trade my stock in the company before the closing?

•

Between signing and closing, your existing equity awards will continue to vest and settle on their regular schedule. If you are on Verint’s trading blackout list, you will not be able to sell your shares when they vest and will instead need to hold those vested shares until the transaction closes (unless the blackout is released for whatever reason).

•	If you are not on Verint’s trading blackout list and you are not in possession of material non-public information, you will be able to sell those vested shares if you like.

Q4: Will there be an equity component to my compensation review next year?

•	If closing hasn’t occurred by May 1, 2026, Verint is permitted to conduct its annual equity process.

© 2025 Verint Systems Inc. All Rights Reserved Worldwide.

•

Following the closing, Thoma Bravo will implement its customary, broad-based incentive equity program like it does at all of its portfolio companies. Thoma Bravo is working with the leadership team during the sign-to-close period to design this program and communicate it to employees given that incentive plans are a critical part of the way Thoma Bravo works with the colleagues at the companies it invests into.

U.S.-Only Questions Below

Benefits

Q1: What will happen to my employee health benefits?

•	As noted above, your current benefits (including medical benefit programs) will remain unchanged through December 31, 2026, whether or not the closing has occurred.

•	If there are any changes to our benefits, we will communicate them to you well in advance.

Q2: What happens to the deductibles/out-of-pocket maximums I paid, if benefit plans are changed mid-year?

•

Although we do not expect this to occur, should plans change mid-year, we will work with the carriers to bring over out-of-pocket maximums and deductibles to the new plans for any monies paid within the plan year, so you do not have to restart your deductible and out-of-pocket limits.

Q3: What will happen to my FSA and Dependent Care accounts?

•	For 2025 and 2026, there will be no change to your FSA or Dependent Care accounts.

•	If there are any changes to FSA and Dependent Care options, we will communicate them to you well in advance.

Q4: Will U.S. employees be able to change their benefit elections for 2026?

•

Yes, Verint will host Open Enrollment from October 8th through October 22nd, when you will be able make your benefit elections, update dependents, reenroll in your FSA and Dependent Care accounts and/or switch your healthcare plan options for the 2026 plan year.

Q5: What will happen to my PTO?

•

Your current PTO program will remain in place through December 31, 2026. You will continue to be eligible for your specific carry-over and donation options available to you today and accrue under the current service seniority you have today.

•	If there are any changes to our PTO policy, we will communicate them to you well in advance.

401(K) Savings Plan

Q1: What will happen to my 401(k) benefits?

•	Your current 401(k) benefits will remain the same through closing, at which time we will review options available to the combined companies and provide timely communication for decisions made.

© 2025 Verint Systems Inc. All Rights Reserved Worldwide.

Q2: Will I receive my 401(k) company match, if I am eligible?

•	Yes, eligible employees will receive their company match.

Forward-Looking Statements

This communication contains and the other filings and press releases of Verint Systems Inc. may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward- looking statements are based on management’s current beliefs, as well as assumptions made by, and information currently available to, Verint, all of which are subject to change. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Verint’s business and the price of its common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval of the proposed transaction; (iv) the occurrence of any fact, event, change, development or circumstance that could give rise to the termination of the transaction agreement, including in circumstances requiring Verint to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on Verint’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts Verint’s current plans and operations; (vii) Verint’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to the diversion of management’s attention from Verint’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed transaction; (x) the ability of Calabrio to obtain financing for the proposed transaction; (xi) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xii) continued availability of capital and financing and rating agency actions; (xiii) certain restrictions during the pendency of the proposed transaction that may impact Verint’s ability to pursue certain business opportunities or strategic transactions; and (xiv) other risks described in Verint’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Verint’s Annual Report on Form 10-K filed with the SEC on March 26, 2025 and subsequent filings. No list or discussion of risks or uncertainties should be considered a complete statement of all potential risks and uncertainties. Unlisted or unknown factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the proposed transaction and/or Verint’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. Verint undertakes no obligation to provide revisions or updates to any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as otherwise required by law.

© 2025 Verint Systems Inc. All Rights Reserved Worldwide.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction between Verint Systems Inc., Calabrio Inc. and Viking Merger Sub, Inc. Verint expects to announce a special meeting of stockholders as soon as practicable to obtain stockholder approval of the proposed transaction. In connection with the transaction, Verint intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Verint with the SEC at the SEC’s website at www.sec.gov, at Verint’s website at www.verint.com or by sending a written request to Verint in care of the Corporate Secretary, at Verint Systems Inc., 225 Broadhollow Road, Melville, New York 11747.

Participants in the Solicitation

The directors and executive officers of Verint, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Verint’s directors and executive officers is available in Verint’s definitive proxy statement filed with the SEC on May 8, 2025 in connection with Verint’s 2025 annual meeting of stockholders. This document can be obtained free of charge from the sources indicated above. Other information regarding persons who may be deemed participants in the solicitation of proxies and a description of their interests, by security holdings or otherwise, will be included in the proxy statement relating to the transaction (when available) and other relevant materials to be filed with the SEC.

© 2025 Verint Systems Inc. All Rights Reserved Worldwide.